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                                                                     EXHIBIT 5.1

                      [Letterhead of Dorsey & Whitney LLP]

                                November 4, 2005

ATS Medical, Inc.
3905 Annapolis Lane, Suite 105
Minneapolis, Minnesota 55447

     RE: Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to ATS Medical, Inc., a Minnesota corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, of (1) up to $22,400,000 aggregate principal amount of 6% Convertible Senior Notes due 2025 (the "Notes") issued pursuant to an Indenture, dated as of October 7, 2005 and supplemented on October 13, 2005 (as supplemented, the "Indenture"), by and between the Company and Wells Fargo Bank, National Association, as trustee (the "Trustee"), which are convertible into shares of common stock, $0.01 par value per share (the "Common Stock"), of the Company (as converted, the " Conversion Shares"), (2) warrants (the "Warrants") to purchase 1,344,000 shares of Common Stock (as exercised, the "Warrant Shares"), and (3) 7,011,200 shares of Common Stock, which represent 105% of the Conversion Shares and 105% of the Warrant Shares (the "Shares" and collectively with the Notes and the Warrants, the "Securities"). The Securities are to be offered and sold by certain securityholders of the Company (the "Selling Securityholders"). In this regard, we have participated in the preparation of a Registration Statement on Form S-3 registering the Securities for resale (such Registration Statement, as it may be amended from time to time, is referred to herein as the "Registration Statement").

     We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

     We are of the opinion that the Notes have been duly authorized, executed and delivered in accordance with the Indenture, the Warrants have been duly authorized, executed and delivered, and the Notes and the Warrants are the valid and binding obligations of the Company, subject to the following:

          (a) We express no opinion as to (i) the effect of any bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium or other similar laws relating to or affecting the rights of creditors generally, including, without limitation, laws relating to fraudulent transfers or conveyances and preferences, (ii) rights to indemnification and contribution contained in the Notes, the Indenture and the Registration Rights Agreement dated as of October 7, 2005 and amended on October 13, 2005 among the Company and the Selling Securityholders, which may be limited by applicable law or equitable principles, or (iii) the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance, injunctive relief or other equitable relief, and limitations on rights of acceleration regardless of whether considered in a proceeding in equity or at law.

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          (b) To the extent that the obligations of the Company under the
     Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

          (c) Minnesota Statutes Section 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinions may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

     We are of the further opinion that the Conversion Shares and the Warrant Shares, when issued upon conversion of the Notes and exercise of the Warrants, will be legally issued, fully paid and nonassessable.

     Our opinions expressed above are limited to the laws of the States of Minnesota and New York.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement.

                                        Very truly yours,


                                        /s/ Dorsey & Whitney LLP

TSH/SMD